The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

          Subject to Completion, Pricing Supplement dated May 24, 2004

PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 64 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                    Dated            , 2004
                                                                  Rule 424(b)(3)


                                  $
                                 MORGAN STANLEY

                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                            -----------------------
                             PLUS due June 30, 2009
         Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
                   Based on the Value of the Nikkei 225 Index
                   Performance Leveraged Upside Securities(SM)
                                  ("PLUS(SM)")

Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity. Instead, the PLUS will pay at maturity an amount in cash based on the performance of the Nikkei 225 Index over the term of the PLUS, as described in this pricing supplement.

o    The principal amount and issue price of each PLUS is $10.

o    We will not pay interest on the PLUS.

o At maturity, if the final index value is greater than the initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment equal to $10 plus the leveraged upside payment, which is equal to $10 multiplied by the percent increase in the value of the Nikkei 225 Index multiplied by the upside leverage factor. If the final index value is less than or equal to the initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to $10 multiplied by the index performance factor, which will be less than or equal to 1.0.

     o The percent increase in the value of the Nikkei 225 Index will be equal to (i) the final index value minus the initial index value divided by (ii) the initial index value.

     o The index performance factor will be equal to (i) the final index value divided by (ii) the initial index value.

     o    The initial index value will equal         , the closing value of the
          Nikkei 225 Index on the trading day immediately succeeding the day we offer the PLUS for initial sale to the public.

     o The final index value will equal the closing value of the Nikkei 225 Index on the second scheduled trading day prior to the maturity date, which we refer to as the index valuation date.

     o The upside leverage factor is expected to be [170 to 180]% and will be determined on the day we offer the PLUS for initial sale to the public.

o Investing in the PLUS is not equivalent to investing in the Nikkei 225 Index or its component stocks.

o We will apply to list the PLUS to trade on the American Stock Exchange LLC, but it is not possible to predict whether the application will be approved or, if approved, whether the application will be approved prior to the date on which the PLUS are offered for initial sale to the public.

You should read the more detailed description of the PLUS in this pricing supplement. In particular, you should review and understand the descriptions in"Summary of Pricing Supplement" and "Description of PLUS."

The PLUS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-7.

                            -----------------------
                               PRICE $10 PER PLUS
                            -----------------------


                         Price to              Agent's           Proceeds to
                          Public            Commissions(1)         Company
                         --------           --------------       ------------
Per PLUS...........        $                   $                    $
Total..............        $                   $                    $


(1) For additional information see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.


                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the PLUS, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. None of this pricing supplement, the accompanying prospectus supplement or prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The PLUS may not be offered or sold to the public in Brazil. Accordingly, the offering of the PLUS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The PLUS may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PLUS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS may not be circulated or distributed, nor may the PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the PLUS to the public in Singapore.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the PLUS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The PLUS offered are medium-term debt securities of Morgan Stanley. The return on the PLUS is linked to the performance of the Nikkei 225 Index.

     "Performance Leveraged Upside Securities" and "PLUS" are our service marks.

Each PLUS costs $10           We, Morgan Stanley, are offering Performance
                              Leveraged Upside Securities(SM) due June 30, 2009,
                              Mandatorily Exchangeable for an Amount Payable in
                              U.S. Dollars Based on the Value of the Nikkei 225
                              Index, which we refer to as the PLUS(SM). The principal amount and issue price of each PLUS is $10.

                              The original issue price of the PLUS includes the agent's commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the PLUS. See "Risk Factors--The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of PLUS--Use of Proceeds and Hedging."

No guaranteed return          Unlike ordinary debt securities, the PLUS do not
of principal; no interest     pay interest and do not guarantee any return of
                              principal at maturity. If the final index value
                              is less than the initial index value, we will pay
                              to you an amount in cash per PLUS that is less
                              than the $10 issue price of each PLUS by an
                              amount proportionate to the decrease in the value
                              of the Nikkei 225 Index. The initial index value
                              is           , the closing value (2nd session) of
                              the Nikkei 225 Index on the trading day
                              immediately succeeding the day we offer the PLUS for initial sale to the public. The final index value will be the closing value (2nd session) of the Nikkei 225 Index on the second scheduled trading day prior to the maturity date, which we refer to as the index valuation date. If a market disruption event occurs on the scheduled index valuation date or the scheduled index valuation date is not otherwise a trading day, the maturity date will be postponed until the second scheduled trading day that is also a New York trading day following the index valuation date as postponed.

Payment at maturity           At maturity, you will receive for each $10
based on the Nikkei 225       principal amount of PLUS that you hold an amount
Index                         in cash based upon the value of the Nikkei 225
                              Index, determined as follows:

                               o If the final index value is greater than the initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to:

                                      $10 +  leveraged upside payment,

                                    where,

                                      leveraged upside
                                        payment        =  ($10 x upside leverage factor x index percent increase)

                                and

                                    the upside leverage factor is expected to be [170 to 180]% and will be determined on the day we offer the PLUS for initial sale to the public

                                and

                                                             final index value - initial index value
                                    index percent increase = ---------------------------------------
                                                                       initial index value

                               o If the final index value is less than or equal to the initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to:

                                      $10 x index performance factor

                                    where,

                                                                     final index value
                                        index performance factor =  -------------------
                                                                    initial index value

                                    Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

                              On PS-6, we have provided a graph titled
                              "Hypothetical Payouts on the PLUS at Maturity," which illustrates the performance of the PLUS at maturity assuming a hypothetical initial index value and a variety of hypothetical final index values. The graph does not show every situation that may occur.

                              You can review the historical values of the Nikkei 225 Index in the section of this pricing supplement called "Description of PLUS--Historical Information." The payment of dividends on the stocks that underlie the Nikkei 225 Index is not reflected in the level of the Nikkei 225 Index and, therefore, has no effect on the calculation of the payment at maturity.

                              Investing in the PLUS is not equivalent to investing in the Nikkei 225 Index or its component stocks.

MS & Co. will be the          We have appointed our affiliate, Morgan Stanley &
Calculation Agent             Co. Incorporated or its successors, which we
                              refer to as MS & Co., to act as calculation agent for JPMorgan Chase Bank (formerly known as The
                              Chase Manhattan Bank), the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial index value, the final index value, the percentage change in the Nikkei
                              225 Index and the payment to you at maturity and will determine whether a market disruption event has occurred.

Where you can find more       The PLUS are senior notes issued as part of our
information on the PLUS       Series C medium-term note program. You can find a
                              general description of our Series C medium-term note program in the accompanying prospectus supplement dated August 26, 2003. We describe the basic features of this type of note in the sections of the prospectus supplement called
                              "Description of Notes--Fixed Rate Notes" and
                              "--Exchangeable Notes."

                              Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the PLUS, you should read the "Description of PLUS" section in this pricing supplement. You should also read about some of the risks involved in investing in PLUS in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as these differ from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of PLUS--United States Federal

                              Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PLUS.

How to reach us               You may contact your local Morgan Stanley branch
                              office or our principal executive offices at 1585
                              Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                  HYPOTHETICAL PAYOUTS ON THE PLUS AT MATURITY

     For each PLUS, the following graph illustrates the payout on the PLUS at maturity for a range of hypothetical final index values. The PLUS Zone illustrates the leveraging effect of the payment of the leveraged upside payment. The chart is based on the following hypothetical terms:

     o    Issue Price per PLUS: $10.00

     o    Upside Leverage Factor: 175%

     Where the final index value is greater than the initial index value, the payouts on the PLUS at maturity reflected in the graph below are equal to $10 plus the leveraged upside payment. Where the final index value is less than or equal to the initial index value, the payouts on the PLUS at maturity reflected in the graph below are equal to $10 multiplied by the index performance factor.


                               [GRAPHIC OMITTED]

                                  RISK FACTORS

     The PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the PLUS do not pay interest or guarantee any return of principal at maturity. The payment at maturity is linked to the performance of the Nikkei 225 Index. To the extent that the final index value is less than the initial index value, investors will receive a payment at maturity that is less than the issue price of each PLUS by an amount proportionate to the decrease in the value of the Nikkei 225 Index. Investing in the PLUS is not equivalent to investing directly in the Nikkei 225 Index or its component stocks. This section describes the most significant risks relating to the PLUS. You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.

PLUS do not pay interest      The terms of the PLUS differ from those of
or guarantee return of        ordinary debt securities in that we will not pay
principal                     you interest on the PLUS or guarantee to pay you
                              the principal amount of the PLUS at maturity.
                              Instead, at maturity you will receive for each $10 principal amount of PLUS that you hold an amount in cash based upon the final index value.
                              If the final index value is greater than the initial index value, you will receive an amount in cash equal to $10 plus the leveraged upside payment. If the final index value is less than the initial index value, you will lose money on your investment; you will receive an amount in cash that is less than the $10 issue price of each PLUS by an amount proportionate to the decrease in the value of the Nikkei 225 Index.
                              See "Hypothetical Payouts on the PLUS at
                              Maturity" on PS-5.

Secondary trading             There may be little or no secondary market for
may be limited                the PLUS. Although we will apply to list the PLUS
                              on the American Stock Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the PLUS but is not required to do so. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your PLUS would likely be lower than if an active market existed.

Market price of the           Several factors, many of which are beyond our
PLUS may be influenced        control, will influence the value of the PLUS in
by many unpredictable         the secondary market and the price at which MS &
factors                       Co. may be willing to purchase or sell the PLUS
                              in the secondary market, including:

                              o    the value of the Nikkei 225 Index at any time

                              o the volatility (frequency and magnitude of changes in value) of the Nikkei 225 Index

                              o interest and yield rates in the U.S. and Japanese markets

                              o the dividend rate on the stocks underlying the Nikkei 225 Index

                               o   geopolitical conditions and economic,
                                   financial, political and regulatory or
                                   judicial events that affect the securities underlying the Nikkei 225 Index or stock markets generally and that may affect the final index value

                              o    the time remaining until the PLUS mature

                              o    our creditworthiness

                              Some or all of these factors will influence the price you will receive if you sell your PLUS prior to maturity. For example, you may have to sell your PLUS at a substantial discount from the principal amount if at the time of sale the Nikkei 225 Index is at or below the initial index value or if market interest rates rise.

                              You cannot predict the future performance of the Nikkei 225 Index based on its historical performance. The value of the Nikkei 225 Index may decrease so that you will receive at maturity a payment that is less than the principal amount of the PLUS by an amount proportionate to the decrease in the value of the Nikkei 225 Index. In addition, there can be no assurance that the value of the Nikkei 225 Index will increase so that you will receive at maturity an amount in excess of the principal amount of the PLUS.

The inclusion of              Assuming no change in market conditions or any
commissions and projected     other relevant factors, the price, if any, at
profit from hedging in the    which MS & Co. is willing to purchase PLUS in
original issue price is       secondary market transactions will likely be
likely to adversely affect    lower than the original issue price, since the
secondary market prices       original issue price included, and secondary
                              market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging our obligations under the PLUS. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Adjustments to the Nikkei     Nihon Keizai Shimbun, Inc., the publisher of the
225 Index could adversely     Nikkei 225 Index, ("NIKKEI") is responsible for
affect the value of the       calculating and maintaining the Nikkei 225 Index.
PLUS                          NIKKEI can add, delete or substitute the stocks
                              underlying the Nikkei 225 Index or make other methodological changes that could change the value of the Nikkei 225 Index. NIKKEI may discontinue or suspend calculation or dissemination of the Nikkei 225 Index. Any of these actions could adversely affect the value of the PLUS.

                              NIKKEI may discontinue or suspend calculation or publication of the Nikkei 225 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued Nikkei 225 Index. MS & Co. could have an economic interest that is different than that of investors in the PLUS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the PLUS will be an amount based on the closing prices at maturity of the stocks underlying the Nikkei 225 Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the Nikkei 225 Index last in effect prior to discontinuance of the Nikkei 225 Index.

There are risks associated    Investments in securities indexed to the value of
with investments in           Japanese equity securities involve risks
securities indexed to the     associated with the Japanese securities market,
value of Japanese equity      including volatility, governmental intervention
securities                    and cross-shareholdings among companies in the
                              Nikkei 225 Index. Also, there is generally less publicly available information about Japanese companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The economic interests of     The economic interests of the calculation agent
the calculation agent and     and other of our affiliates are potentially
other of our affiliates are   adverse to your interests as an investor in the
potentially adverse to your   PLUS.
interests
                              As calculation agent, MS & Co. will determine the initial index value and the final index value, and calculate the amount of cash, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the Nikkei 225 Index, may affect the payout to you at maturity. See the sections of this pricing supplement called
                              "Description of PLUS--Market Disruption Event" and "--Discontinuance of the Nikkei 225 Index;
                              Alteration of Method of Calculation."

                              The original issue price of the PLUS includes the agent's commissions and certain costs of hedging our obligations under the PLUS. The subsidiaries through which we hedge our obligations under the PLUS expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Investing in the PLUS is      Investing in the PLUS is not equivalent to
not equivalent to investing   investing in the Nikkei 225 Index or its
in the Nikkei 225 Index       component stocks. As an investor in the PLUS, you
                              will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the Nikkei 225 Index, nor are you exposed to increases or decreases in the currency exchange rate between the U.S. dollar and the Japanese yen, the trading currency of the stocks that underlie the Nikkei 225 Index.

Hedging and trading           MS & Co. and other affiliates of ours will carry
activity by the calculation   out hedging activities related to the PLUS (and
agent and its affiliates      possibly to other instruments linked to the
could potentially adversely   Nikkei 225 Index or its component stocks),
affect the value of the       including trading in the stocks underlying the
PLUS                          Nikkei 225 Index as well as in other instruments
                              related to the Nikkei 225 Index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the Nikkei 225 Index and other financial instruments related to the Nikkei 225
                              Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we offer the PLUS for initial sale to the public could potentially increase the initial index value and, therefore, the value at which the Nikkei 225 Index must close on the index valuation date before you receive a payment at maturity that exceeds the principal amount of the PLUS. Additionally, such hedging or trading activities during the term of the PLUS could potentially affect the value of the Nikkei 225
                              Index on the index valuation date and,
                              accordingly, the amount of cash you will receive at maturity.

Because the                   You should also consider the U.S. federal income
characterization of the       tax consequences of investing in the PLUS. There
PLUS for U.S. federal         is no direct legal authority as to the proper tax
income tax purposes is        treatment of the PLUS, and consequently our
uncertain, the material U.S.  special tax counsel is unable to render an
federal income tax            opinion as to their proper characterization for
consequences of an            U.S. federal income tax purposes. Therefore,
investment in the PLUS are    significant aspects of the tax treatment of the
uncertain                     PLUS are uncertain. Pursuant to the terms of the
                              PLUS, you have agreed with us to treat a PLUS as a single financial contract, as described in the section of this pricing supplement called
                              "Description of PLUS--United States Federal
                              Income Taxation--General." If the Internal
                              Revenue Service (the "IRS") were successful in asserting an alternative characterization for the PLUS, the timing and character of income or loss with respect to the PLUS may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called "Description of PLUS--United States Federal Income Taxation."

                              You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the PLUS.

                              DESCRIPTION OF PLUS

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "PLUS" refers to each $10 principal amount of our PLUS due June 30, 2009, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Value of the Nikkei 225 Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount..  $

Original Issue Date
(Settlement Date)...........                 , 2004

Maturity Date...............  June 30, 2009, subject to extension in accordance with the following paragraph in the event of a Market Disruption Event on the Index Valuation Date.

                              If, due to a Market Disruption Event or
                              otherwise, the Index Valuation Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day that is also a New York Trading Day following that Index Valuation Date as postponed. See "--Index Valuation Date" below.

Issue Price.................. $10 per PLUS

Denominations................ $10 and integral multiples thereof

CUSIP Number................. 61746S711

Interest Rate................ None

Specified Currency........... U.S. dollars

Payment at Maturity.......... At maturity, upon delivery of the PLUS to the
                              Trustee, we will pay with respect to the $10 principal amount of each PLUS an amount in cash equal to (i) if the Final Index Value is greater than the Initial Index Value, $10 plus the Leveraged Upside Payment or (ii) if the Final Index Value is less than or equal to the Initial Index Value, $10 times the Index Performance Factor. See "--Discontinuance of the Nikkei 225 Index; Alteration of Method of Calculation" below.

                              We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each PLUS, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the PLUS to the Trustee for delivery to DTC, as holder of the PLUS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book Entry

                              Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Leveraged Upside Payment ...  The product of (i) $10 and (ii) the Upside
                              Leverage Factor and (iii) the Index Percent
                              Increase.

Upside Leverage Factor .....  The Upside Leverage Factor is expected to be [170 to 180]% and will be determined on the day we offer the PLUS for initial sale to the public.

Index Percent Increase......  A fraction, the numerator of which is the Final
                              Index Value minus the Initial Index Value and the denominator of which is the Initial Index Value.

Index Performance Factor....  A fraction, the numerator of which is the Final
                              Index Value and the denominator of which is the Initial Index Value.

Initial Index Value.........            , the Index Closing Value on the Trading
                              Day immediately succeeding the day we offer the PLUS for initial sale to the public.

Final Index Value...........  The Index Closing Value of the Nikkei 225 Index on
                              the Index Valuation Date.

Index Valuation Date........  The Index Valuation Date will be the second scheduled Trading Day prior to the Maturity Date, subject to adjustment for Market Disruption Events as described in the following paragraph.

                              If there is a Market Disruption Event on the scheduled Index Valuation Date, the Index Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Index Closing Value.........  The Index Closing Value on any Trading Day will equal the closing value (2nd session) of the Nikkei 225 Index or any Successor Index (as defined under "--Discontinuance of the Nikkei 225 Index; Alteration of Method of Calculation" below) published at the regular weekday close of trading on that Trading Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Nikkei 225 Index described under "--Discontinuance of the Nikkei 225 Index; Alteration of Method of Calculation."

Trading Day.................  A day, as determined by the Calculation Agent, on which trading is generally conducted (i) on the Tokyo Stock Exchange ("TSE") and (ii) on any exchange on which futures or options contracts related to the Nikkei 225 Index are traded, other than a day on which trading on any such exchange is scheduled to close prior to its regular final weekday closing time.

New York Trading Day........  A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the AMEX, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options

                              Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
  Certificated Note.........  Book Entry. The PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the PLUS. Your beneficial interest in the PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PLUS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered Global Securities" in the accompanying prospectus.

Senior Note or Subordinated
Note........................  Senior

Trustee.....................  JPMorgan Chase Bank (formerly known as The Chase
                              Manhattan Bank)

Agent.......................  Morgan Stanley & Co. Incorporated and its
                              successors ("MS &  Co.")

Calculation Agent...........  MS & Co.

                              All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                              All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

                              Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, the Final Index Value or whether a Market Disruption Event has occurred. See "--Discontinuance of the Nikkei 225 Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event.....  "Market Disruption Event" means, with respect to the Nikkei 225 Index:

                                 (i) the occurrence or existence of a
                                 suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Nikkei 225 Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Nikkei 225 Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the Nikkei 225 Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

                                 (ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of Morgan Stanley or any of its affiliates to unwind or adjust all or a material portion of the hedge position with respect to the PLUS.

                              For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Nikkei 225 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Nikkei 225 Index shall be based on a comparison of (x) the portion of the value of the Nikkei 225 Index attributable to that security relative to
                              (y) the overall value of the Nikkei 225 Index, in each case immediately before that suspension or limitation.

                              For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the Nikkei 225 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Nikkei 225 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the Nikkei 225 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange...........  "Relevant Exchange" means the primary exchange or market of trading for any security then included in the Nikkei 225 Index or any Successor Index.

Alternate Exchange
Calculation in Case of an
Event of Default............  In case an event of default with respect to the
                              PLUS shall have occurred and be continuing, the amount declared due and payable per PLUS upon any acceleration of the PLUS (an "Event of Default Acceleration") shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated using the Index Closing Value as of the date of acceleration as the Final Index Value.

                              If the maturity of the PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Nikkei 225 Index........  We have derived all information regarding the
                              Nikkei 225 Index contained in this pricing supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the Nihon Keizai Shimbun, Inc., which is commonly referred to as NIKKEI. NIKKEI has no obligation to continue to publish, and may discontinue publication of, the Nikkei 225 Index.

                              The Nikkei 225 Index is a stock index calculated, published and disseminated by NIKKEI that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index currently is based on 225 underlying stocks (the "Underlying Stocks") trading on the TSE representing a broad cross-section of Japanese industries. Stocks listed in the First Section of the

                              TSE are among the most actively traded stocks on the TSE. All 225 Underlying Stocks are stocks listed in the First Section of the TSE. NIKKEI rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index.

                              The 225 companies included in the Nikkei 225
                              Index are divided into six sector categories:
                              Technology, Financials, Consumer Goods,
                              Materials, Capital Goods/Others and
                              Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

                              o Technology - Pharmaceuticals, Electrical machinery, Automobiles, Precision machinery, Telecommunications

                              o Financials - Banks, Miscellaneous finance, Securities, Insurance

                              o  Consumer Goods - Marine products, Food,
                                 Retail, Services

                              o Materials - Mining, Textiles, Paper & pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous metals, Trading House

                              o  Capital Goods/Others - Construction,
                                 Machinery, Shipbuilding, Transportation
                                 equipment, Miscellaneous manufacturing, Real estate

                              o Transportation and Utilities - Railroads & Buses, Trucking, Shipping, Airlines, Warehousing, Electric power, Gas

                              The Nikkei 225 Index is a modified,
                              price-weighted index (i.e., an Underlying Stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Underlying Stock by the corresponding weighting factor for such Underlying Stock (a "Weight Factor"), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the "Divisor"). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the Tokyo Stock Exchange was reopened. The Divisor was 23.154 as of October 1, 2003 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing (Y)50 by the par value of the relevant Underlying Stock, so that the share price of each Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of
                              (Y)50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

                              In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

                              An Underlying Stock may be deleted or added by NIKKEI. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Underlying Stocks: (i) bankruptcy of the issuer,
                              (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the "Seiri-Post" because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the "Kanri-Post" (Posts for stocks under supervision) is in principle a candidate for deletion. Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by NIKKEI. Upon deletion of a stock from the Underlying Stocks, NIKKEI will select a replacement for such deleted Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NIKKEI to be representative of a market may be added to the Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by NIKKEI.

                              A list of the issuers of the Underlying Stocks constituting Nikkei 225 Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by NIKKEI. NIKKEI may delete, add or substitute any stock underlying the Nikkei 225 Index. NIKKEI first calculated and published the Nikkei 225 Index in 1970.

Discontinuance of the
Nikkei 225 Index;
Alteration of Method of
Calculation.................  If NIKKEI discontinues publication of the Nikkei
                              225 Index and NIKKEI or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Nikkei 225 Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Closing Value will be determined by reference to the value of such Successor Index at the regular official weekday close of the TSE (2nd session) or the relevant exchange or market for the Successor Index on the date that any Index Closing Value is to be determined.

                              Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the PLUS, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                              If NIKKEI discontinues publication of the Nikkei 225 Index prior to, and such discontinuance is continuing on, the Index Valuation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Nikkei 225 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently comprising the Nikkei 225 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Nikkei 225 Index may adversely affect the value of the PLUS.

                              If at any time the method of calculating the Nikkei 225 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Nikkei 225 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Nikkei 225 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Nikkei 225 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Index Value and the Initial Index Value with reference to the Nikkei 225 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Nikkei 225 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Nikkei 225 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information......  The following table sets forth the high and low
                              Index Closing Values, as well as end-of-quarter Index Closing Values, of the Nikkei 225 Index for each quarter in the period from January 1, 1999 through May 24, 2004. The Index Closing Value on May 24, 2004 was 11,101.64. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the Nikkei 225 Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Nikkei 225 Index on the Index Valuation Date. The level of the Nikkei 225 Index may decrease so that you will receive a payment at maturity that is less than the principal amount of the PLUS. We cannot give you any assurance that the level of the Nikkei 225 Index will increase so that at maturity you will receive a payment in excess of the principal amount of the PLUS. Because your return is linked to the level of the Nikkei 225 Index at maturity, there is no guaranteed return of principal.

                              If the Final Index Value is less than the Initial Index Value, you will lose money on your investment.

                                                         High         Low      Period End
                                                      ---------    ---------   ----------
                              1999
                              First Quarter........   16,378.78    13,232.74    15,836.59
                              Second Quarter.......   17,782.79    15,972.68    17,529.74
                              Third Quarter........   18,532.58    16,821.06    17,605.46
                              Fourth Quarter.......   18,934.34    17,254.17    18,934.34
                              2000
                              First Quarter........   20,706.65    18,168.27    20,337.32
                              Second Quarter.......   20,833.21    16,008.14    17,411.05
                              Third Quarter........   17,614.66    15,626.96    15,747.26
                              Fourth Quarter.......   16,149.08    13,423.21    13,785.69
                              2001
                              First Quarter........   14,032.42    11,819.70    12,999.70
                              Second Quarter ......   14,529.41    12,547.26    12,969.05
                              Third Quarter........   12,817.41     9,504.41     9,774.68
                              Fourth Quarter.......   11,064.30     9,924.23    10,542.62
                              2002
                              First Quarter........   11,919.30     9,420.85    11,024.94
                              Second Quarter ......   11,979.85    10,074.56    10,621.84
                              Third Quarter........   10,960.25     9,075.09     9,383.29
                              Fourth Quarter.......    9,215.56     8,303.39     8,578.95
                              2003
                              First Quarter........    8,790.92     7,862.43     7,972.71
                              Second Quarter ......    9,137.14     7,607.88     9,083.11
                              Third Quarter........   11,033.32     9,265.56    10,219.05
                              Fourth Quarter.......   11,161.71     9,614.60    10,676.64
                              2004
                              First Quarter........   11,770.65    10,365.40    11,715.39
                              Second Quarter
                              (through May 24,
                              2004)................   12,163.89    10,505.05    11,101.64

Use of Proceeds and
Hedging.....................  The net proceeds we receive from the sale of the
                              PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries. The original issue price of the PLUS includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the PLUS and the cost of hedging our obligations under the PLUS. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                              On or prior to the day we offer the PLUS for initial sale to the public, we, through our subsidiaries or others, intend to hedge our anticipated exposure in connection with the PLUS by taking positions in the stocks underlying the Nikkei 225 Index, in futures or options contracts on the Nikkei 225 Index or its component securities listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the Nikkei 225 Index, and therefore effectively increase the level at which the Nikkei 225 Index must close before you would receive at maturity a payment that exceeds the principal amount of the PLUS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS by purchasing and selling the stocks underlying the Nikkei 225 Index, futures or options contracts on the Nikkei 225 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Dates. We cannot give any assurance that our hedging activity will not affect the value of the Nikkei 225 Index and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity.

Supplemental Information
Concerning Plan of
Distribution................  Under the terms and subject to the conditions contained in the U.S. distribution agreement
                              referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of PLUS set forth on the cover of this pricing supplement. The Agent proposes initially to offer the PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement. The
                              Agent may allow a concession not in excess of    %
                              of the principal amount of the PLUS to other
                              dealers, which may include Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG. We expect to deliver the PLUS against payment
                              therefor in New York, New York on                ,
                              2004. After the initial offering of the PLUS, the Agent may vary the offering price and other selling terms from time to time.

                              In order to facilitate the offering of the PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS or the level of the Nikkei 225 Index. Specifically, the Agent may sell more PLUS than it is obligated to purchase in connection with the offering or may sell individual stocks underlying the Nikkei 225 Index it does not own, creating a naked short position in the PLUS or the individual stocks underlying the Nikkei 225 Index, respectively, for its own account. The Agent must close out any naked short position by purchasing the PLUS or the individual stocks underlying the Nikkei 225 Index in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PLUS or the individual stocks underlying the Nikkei 225 Index in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, PLUS or the individual stocks underlying the Nikkei 225 Index in the open market to stabilize the price of the PLUS. Any of these activities may raise or maintain the market price of the PLUS above independent market levels or prevent or retard a decline in the market price of the PLUS. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of PLUS. See "--Use of Proceeds and Hedging" above.

                              General

                              No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                              The Agent has represented and agreed, and each dealer through which we may offer the PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PLUS. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                              Brazil

                              The PLUS may not be offered or sold to the public in Brazil. Accordingly, the offering of the PLUS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                              Chile

                              The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                              Hong Kong

                              The PLUS may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PLUS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                              Mexico

                              The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                              Singapore

                              This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore.

                              Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS may not be circulated or distributed, nor may the PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the PLUS to the public in Singapore.

License Agreement between
NIKKEI and Morgan Stanley...  As of the Settlement Date, we will have received the consent of NIKKEI, the publisher of the Nikkei 225 Index, to use and refer to the Nikkei 225 Index in connection with the PLUS. NIKKEI has the copyright to the Nikkei 225 Index. All rights to the Nikkei 225 Index are owned by NIKKEI. We, the Calculation Agent and the Trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the Nikkei 225 Index. NIKKEI has the right to change the contents of the Nikkei 225 Index and to cease compilation and publication of the Nikkei 225 Index. In addition, NIKKEI has no relationship to us or the PLUS; it does not sponsor, endorse, authorize, sell or promote the PLUS, and has no obligation or liability in connection with the administration, marketing or trading of the PLUS or with the calculation of the Final Index Value on the Index Valuation Date, as described above.

ERISA Matters for Pension
Plans and Insurance
Companies...................  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                              In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the PLUS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section

                              4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                              The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                              Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor in the PLUS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                              Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                              Certain plans that are not subject to ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the PLUS.

                              Purchasers of the PLUS have exclusive
                              responsibility for ensuring that their purchase and holding of the PLUS do not violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal
Income Taxation.............  The following summary is based on the advice of
                              Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S. federal income tax consequences to initial investors in the PLUS that (i) purchase the PLUS at their Issue Price and (ii) will hold the PLUS as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to investors subject to special treatment under the U.S. federal income tax laws (e.g., certain financial institutions, tax-exempt organizations, dealers and certain traders in options or securities, or persons who hold the PLUS as part of a hedging transaction, straddle, conversion or other integrated transaction). As the law applicable to the U.S. federal income taxation of instruments such as the PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                              General

                              Pursuant to the terms of the PLUS, we and every investor in the PLUS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a PLUS for all tax purposes as a single financial contract with respect to the Nikkei 225 Index that (i) requires the investor to pay us at inception an amount equal to the purchase price of the PLUS and (ii) entitles the investor to receive at maturity an amount in cash based upon the performance of the Nikkei 225 Index. The characterization of the PLUS described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the PLUS (or of similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities that directly address the PLUS (or similar instruments), Tax Counsel is unable to render an opinion as to their proper characterization for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PLUS are uncertain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the PLUS (including possible alternative characterizations of the PLUS) and regarding any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization described above.

                              U.S. Holders

                              As used herein, the term "U.S. Holder" means a beneficial owner of a PLUS that for U.S. federal income tax purposes is:


                              o  a citizen or resident of the United States;

                              o a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any political subdivision thereof; or

                              o an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                              Tax Treatment of the PLUS

                              Tax basis. A U.S. Holder's tax basis in the PLUS will equal the amount paid by the U.S. Holder to acquire the PLUS.

                              Settlement of the PLUS at maturity. Upon receipt of cash at maturity, a U.S. Holder generally will recognize long-term capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's tax basis in the PLUS.

                              Sale or exchange of the PLUS. Upon a sale or exchange of the PLUS prior to their maturity, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the U.S. Holder's tax basis in the PLUS sold or exchanged. This gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the PLUS for more than one year at the time of disposition.

                              Possible Alternative Tax Treatments of an
                              Investment in the PLUS

                              Due to the absence of authorities that directly address the proper tax treatment of the PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the PLUS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                              If the IRS were successful in asserting that the Contingent Payment Regulations applied to the PLUS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the PLUS every year at a "comparable yield" determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder's prior accruals of original issue discount, and as capital loss thereafter.

                              Even if the Contingent Payment Regulations do not apply to the PLUS, other alternative federal income tax characterizations of the PLUS are possible which, if applied, could also affect the timing and the character of the income or loss with respect to the PLUS. It is possible, for example, that a PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue interest income or original issue discount on a current basis. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS.

                              Backup Withholding and Information Reporting

                              A U.S. Holder of the PLUS may be subject to information reporting and to backup withholding in respect of amounts paid to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                              Non-U.S. Holders

                              The discussion under this heading applies to you only if you are a "Non-U.S. Holder." This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to an investor in light of its particular circumstances or to investors that are subject to special rules, such as Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax or for whom income or gain in respect of the PLUS are effectively connected with a trade or business in the United States.

                              A Non-U.S. Holder is a beneficial owner of a PLUS that for U.S. federal income tax purposes is:

                              o  a nonresident alien individual;
                              o  a foreign corporation; or
                              o  a foreign trust or estate.

                              A Non-U.S. Holder of the PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder, except that gain from the sale or exchange of the PLUS or their settlement at maturity may be subject to U.S. federal income tax if such Non-U.S. Holder is a non-resident alien individual and is present in the United States for 183 days or more during the taxable year of the sale or exchange (or settlement at maturity) and certain other conditions are satisfied.

                              Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payment on the PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder will be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certain certification procedures establishing that it is not a U.S. person for U.S. federal income tax purposes (e.g., by providing a completed IRS Form W-8BEN certifying, under penalties of perjury, that such Non-U.S. Holder is not a U.S. person) or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.